Exhibit 3.56

Michigan Department of Licensing and Regulatory Affairs

Filing Endorsement

This is to Certify that the ARTICLES OF INCORPORATION - PROFIT for

P2C, INC.

ID NUMBER: 04724K

received by facsimile transmission on October 22, 2012 is hereby endorsed

Filed on October 24, 2012 by the Administrator.

The document is effective on the date filed, unless a

subsequent effective date within 90 days after

received date is stated in the document.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 24TH day of October, 2012.

Director
Bureau of Commercial Services

Sent by Facsimile Transmission 12298

ARTICLES OF INCORPORATION

For use by Domestic Profit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned executes the following Articles:

ARTICLE I

The name of the corporation is P2C, Inc.

ARTICLE II

The purpose of the corporation is to engage in any one or more lawful acts or activities within the purposes for which a corporation may be formed under the Michigan Business Corporation Act.

ARTICLE III

The total authorized capital stock of the corporation is 60,000 shares of common stock all of one class.

ARTICLE IV

The street address (which is the mailing address) of the initial registered office of the corporation is 601 Abbott Road, East Lansing, Michigan 48823.

The name of the resident agent at the registered office is CSC-Lawyers Incorporating Service (Company).

ARTICLE V

The name and address of the incorporator are as follows:

Name	Address
Todd W. Kingma	515 Eastern Avenue Allegan, Michigan 49010-9070

ARTICLE VI

When a compromise or arrangement or a plan of reorganization of the corporation is proposed between the corporation and its creditors or any class of them or between the corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the corporation.

ARTICLE VII

Any action required or permitted by the Michigan Business Corporation Act, these Articles, or the bylaws of the corporation to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing.

An electronic transmission consenting to an action transmitted by a shareholder or proxy holder, or by a person authorized to act for the shareholder or proxy holder, shall be considered written, signed, and dated if the electronic transmission is delivered with information from which the corporation can determine (a) that the electronic transmission was transmitted by the shareholder or proxy holder, or by the person authorized to act for the shareholder or proxy holder, and (b) the date on which the electronic transmission was transmitted. The date on which an electronic transmission is transmitted is the date on which the consent was signed. A consent given by electronic transmission is not delivered until it is received by the Secretary or any other designated officer of the corporation and reproduced in paper form by the corporation.

ARTICLE VIII

The corporation shall indemnify any director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, or is or was serving at the request of the corporation in another capacity, to the fullest extent permitted (in the absence of rights granted under these Articles, the corporation’s bylaws, or a contractual agreement) by the Michigan Business Corporation Act. The corporation may further indemnify directors, and may indemnify persons who are not directors, to the extent authorized by the Michigan Business Corporation Act, bylaw, resolution of the board of directors, or contractual agreement authorized by the board of directors. A change in the Michigan Business Corporation Act, these Articles, or the bylaws that reduces the scope of indemnification shall not apply to any action or omission that occurs before the change.

ARTICLE IX

A director of the corporation shall not be liable to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except that a director’s liability is not limited for:

(1) the amount of a financial benefit received by a director to which he or she is not entitled;

(2) intentional infliction of harm on the corporation or the shareholders;

(3) a violation of section 551 of the Michigan Business Corporation Act; or

(4) an intentional criminal act.

If the Michigan Business Corporation Act is amended to further eliminate or limit the liability of a director, then a director of the corporation (in addition to the circumstances in which a director is not liable as set forth, in the preceding paragraph) shall, to the fullest extent permitted by the Michigan Business Corporation Act, as so amended, not be liable to the corporation or its shareholders. No amendment to or modification or repeal of this Article shall increase the liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification, or repeal.

ARTICLE X

The corporation may amend or repeal any provision contained in these Articles and add Articles in the manner prescribed by statute.

The incorporator has executed these Articles of Incorporation on October 18, 2012.

/s/ Todd W. Kingma
Todd W. Kingma, Incorporator

8663330-1